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                                    EXHIBIT E

                         Forms of Letters from the Fund
        to Members in Connection with the Fund's Acceptance of Tenders of
                       Limited Liability Company Interests

THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR INTEREST IN THE FUND, OR A PORTION THEREOF.

                                          December 22, 2004


Dear Member:

          BACAP OPPORTUNITY STRATEGY, LLC (the "Fund") has received and accepted for purchase your tender of your limited liability company interest, or a portion thereof, in the Fund.

          Because you have tendered and the Fund has accepted your tender request, you are entitled to receive a payment of at least 95% of the purchase price of the interest tendered, based on the estimated unaudited net asset value of the Fund as of December 31, 2004 (the "Valuation Date"), in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal dated ____________ no later than January 10, 2005, provided, in the case of a partial tender, that your account retains the required minimum balance, in accordance with the terms of the tender offer. You will remain a member of the Fund with respect to any portion of your interest in the Fund that you did not tender. If you tendered your entire interest in the Fund, you will remain a member of the Fund until the Valuation Date.

          You have been issued a non-interest bearing, non-transferable promissory note entitling you to the balance of the purchase price, which will be paid to you after the completion of the Fund's year-end audit for the fiscal year ending December 31, 2004 and is subject to year-end audit adjustment. This amount will be paid promptly after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of February 2005.

          Should you have any questions, please feel free to contact PFPC Inc. at (888) 697-9661 or (866) 306-0232.

                                        Sincerely,

                                        BACAP OPPORTUNITY STRATEGY, LLC

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THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR INTEREST IN THE FUND, OR A
PORTION THEREOF.

                                              Xxxxx  xxx, 2005


Dear Member:

          BACAP OPPORTUNITY STRATEGY, LLC (the "Fund") has received and accepted for purchase your tender of your limited liability company interest, or a portion thereof, in the Fund. Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your interest in the Fund, or a portion thereof, and the manner in which payment of the purchase price is being distributed, in accordance with the terms of the tender offer.

          You have been paid at least 95% of the purchase price of the interest tendered, based on the estimated unaudited net asset value of the Fund as of December 31, 2004, provided that, in the case of a partial tender, your account retained the required minimum balance, in accordance with the terms of the tender offer. The funds were wired directly into your account or such other account that you designated in writing. You remain a member of the Fund with respect to any portion of your interest in the Fund that you did not tender; if you tendered and the Fund accepted for purchase your entire interest, you remained a Member of the Fund only until December 31, 2004.

          The balance of the purchase price will be paid to you after the completion of the Fund's year-end audit for the fiscal year ending December 31, 2004, and is subject to year-end audit adjustment. This amount will be paid promptly after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of February 2005.

          Should you have any questions, please feel free to contact PFPC Inc. at (888) 697-9661 or (866) 306-0232.

                                        Sincerely,

                                        BACAP OPPORTUNITY STRATEGY, LLC
Enclosure

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                                 PROMISSORY NOTE

          Pursuant to the Offer to Purchase (the "Offer") limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) up to $32,000,000 through the tender of Interests or portions thereof based on the estimated unaudited net asset value of the Fund as of December 31, 2004 or such later date as corresponds to any extension of the Offer made by BACAP Opportunity Strategy, LLC (the "Fund") with respect to Interests in the Fund, the Fund hereby promises to pay, in the manner set forth below, to the person identified below as the payee (the "Payee") an amount equal to the excess, if any, of (a) the value of the Interests tendered by the Payee as of December 31, 2004, determined based on the audited 2004 financial statements of the Fund in accordance with the valuation policy of the Fund, over (b) the 95% Cash Payment to the Payee; PROVIDED, HOWEVER, that if the Fund's Board of Managers determines that payment of all or a portion of the purchase price by a distribution of marketable securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Investors of the Fund, then such payment shall be made by distributing such marketable securities, all as more fully described in the Offer.

          This note shall be due and payable promptly after the completion of the audit of the Fund's financial statements for the fiscal year ending December 31, 2004.

          The amount payable by the Fund under this note shall not include interest.

          Payment of this note shall be made by wire transfer to the account in which the Payee held its Interest, or such other account as the Payee may designate in writing.

          This note may not be pledged, assigned or otherwise transferred by the Payee.

          This note shall be construed according to and governed by the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.

          Any capitalized term used herein but not defined shall have the meaning ascribed to it in the Offer.

Payee:  ___________________

                                        BACAP OPPORTUNITY STRATEGY, LLC


                                        By:
                                              -------------------------
                                              Lawrence R. Morgenthal
                                              President

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